Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made on and as of the 1ST day of June, 2016, by and between Two River Bancorp (“TRB”), a corporation organized under the laws of the state of New Jersey which serves as a bank holding company, with its principal office at 766 Shrewsbury Avenue, Tinton Falls, New Jersey 07724; Two River Community Bank (“TRCB”), a banking corporation organized under the laws of the state of New Jersey which is a wholly owned subsidiary of TRB, with its principal office at 766 Shrewsbury Avenue, Tinton Falls, New Jersey 07724; and William D. Moss (“Executive”), whose business address is 766 Shrewsbury Avenue, Tinton Falls, New Jersey 077248.

BACKGROUND

WHEREAS, Executive, as of the date of this Agreement, serves as the President and Chief Executive Officer of each of TRB and TRCB; and

WHEREAS, the Board of Directors of TRB and TRCB (the “Board”) believes that the retention of Executive as President and Chief Executive Officer of TRB and TRCB (with each and both of TRB and TRCB being deemed to be the “Employer” for all purposes of this Agreement) is indispensable to TRB and TRCB; and

WHEREAS, TRB and TRCB, as Employer, and Executive previously entered into an employment agreement dated June 1, 2013 (the “2013 Employment Agreement”); and

WHEREAS, TRB and TRCB, as Employer, and Executive wish to amend and restate the 2013 Employment Agreement by entering into this Agreement to conclusively establish the terms and conditions relative to Executive's continuing employment by Employer as President and Chief Executive Officer of TRB and TRCB.

NOW THEREFORE, for good and valuable consideration, which the parties to this Agreement acknowledge to be legally sufficient, TRB, TRCB and Executive, intending to be legally bound, agree as follows:

1.	Definitions

a.

Cause. For purposes of this Agreement, “Cause”, with respect to the termination by Employer of Executive’s employment shall mean (i) the willful and continued failure by Executive to perform his duties for Employer under this Agreement after at least one warning in writing from the Board or its designee identifying specifically any such failure; (ii) willful misconduct of any type by Executive, including, but not limited to, the disclosure or improper use of confidential information under Section 11 of this Agreement, which causes material injury to either or both of TRB or TRCB, as specified in a written notice to Executive from the Board or its designee; or (iii) the Executive’s conviction of a crime (other than a traffic violation), habitual drunkenness, drug abuse, or excessive absenteeism (other than for illness), after a warning (with respect to drunkenness or absenteeism only) in writing from the Board or its designee to refrain from such behavior. No act or failure to act on the part of Executive shall be considered to have been willful for purposes of clause (i) or (ii) of this Section 1a unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that the action or omission was in the best interest of Employer.

b.

Good Reason. When used with reference to a termination by Executive of his employment with Employer, “Good Reason” shall mean (a) any material breach by Employer of, or material failure of Employer to tender performance under, this Agreement, or (b) any of the following, if taken without Executive’s express written consent, as to either of TRB or TRCB, or both of TRB and TRCB, but only if, and to the extent that, such action or failure to act by Employer constitutes a “material negative change”, within the meaning of Treas. Reg. Sec. 1.409A-1(n)(2)(i), to Executive in his relationship with the Employer so as to result in the termination by Executive of his employment relationship with Employer for “Good Reason” being an “involuntary separation from service” within the meaning of Treas. Reg. Sec. 1.409A-1(n):

i.     The material diminution of Executive’s current functions.

ii.     A reduction by Employer in Executive’s annual Base Compensation.

iii.     Any transfer by Employer of Executive to another geographic location which is either outside of New Jersey or more than 50 miles from his office location.

2.	Employment. Employer hereby agrees to employ Executive, and Executive hereby accepts employment by Employer, during the term of this Agreement upon the terms and conditions set forth herein.

3.

Position. During the term of this Agreement, Executive shall be employed as the President and Chief Executive Officer of TRB and TRCB. During the term of this Agreement, Executive shall serve on the Board of Directors of TRCB, and TRB shall re-nominate Executive for election to the Board of Directors of TRB and shall recommend such election to shareholders, for any annual meeting of shareholders of TRB at which the class of directors in which Executive is serving will be elected. Executive shall devote his full time and attention to the business of Employer, and shall not during the term of this Agreement be engaged in any other business activity. This paragraph shall not be construed as preventing Executive from managing any investments of his which do not require any involvement on his part in the operation of such investments, serving as a trustee or director of any nonprofit entity so long as such service does not interfere with Executive's function or performance as the President and Chief Executive Officer of TRB and TRCB, or, with the prior approval of the Board, serving as a director of any unaffiliated business entity.

4.	Compensation. Employer shall pay to Executive compensation for his services during the term of this Agreement as follows:

a.

Base Compensation. Base compensation for each calendar year during the term of this Agreement in that amount which is determined by the Board for each such year, but not less than $332,500 for any such year, which shall be payable in installments in accordance with Employer’s payroll policies.

b.

Bonus. A discretionary annual bonus in that amount which is determined by the Compensation Committee of the Board and awarded by the Board, each in the exercise of their sole discretion, which bonus will be based on performance standards that will be consistent with industry standards for similarly situated bank holding companies and community banks.

c.

Annual Increase. During the term of this Agreement, the Compensation Committee of the Board and the Board shall review Executive’s compensation on an annual basis. The Board may, in the exercise of its discretion, award him increased compensation to reflect the impact of inflation, his performance, Employer's financial performance, and competitive compensation levels, all as determined in the sole discretion of the Board. Any increase in compensation may take any form, including but not limited to an increase in annual salary.

d.	Service as a Director. Executive shall not receive any compensation for service as a director while he is an employee of the Employer.

5.	Expenses and Fringe Benefits.

a.

Expense Reimbursement. During the term of this Agreement, Executive shall be entitled to reimbursement for all business expenses incurred by him with respect to the business of Employer, which are properly accounted for, in accordance with the policies and procedures established by the Employer in accordance with industry practice for its senior executive officers.

b.

Automobile. Employer shall provide Executive with an automobile for Executive's use in connection with the performance of his duties as President and Chief Executive Officer of TRB and TRCB, and his personal use, which automobile shall be chosen by Executive, subject to the approval of the Board, and purchased or leased for Executive's use. Executive acknowledges that the provision and use of the automobile may generate employee compensation to Executive, and agrees that Employer may withhold from Executive's Base Compensation that amount which is necessary for Employer to fully satisfy its withholding obligations under federal and state law.

c.

Country Club Dues. During the term of this Agreement, the Bank agrees to pay the membership fees and dues for Executive to be a member of Navesink Country Club, or such other country club agreed upon by the Bank and Executive. The Bank also agrees to reimburse Executive for all ordinary, necessary, and reasonable business-related expenses incurred by Executive on Bank business at such country club. As a condition to receiving such reimbursements, the Executive shall submit to the Bank on a timely basis business expense reports, including substantiation sufficient to enable the Bank to deduct the reimbursed expenses for tax purposes.

6.

Termination for Cause. Employer shall have the right to terminate Executive for Cause, upon written notice to him which shall specify the reasons for the termination. In the event of termination for Cause, Executive shall be entitled only to such Base Compensation which has accrued but not been paid to the date of termination, but shall not be entitled to any further benefits under this Agreement, or the payment of any additional amounts under this Agreement. This Agreement shall terminate ipso facto upon any termination of Executive's employment for Cause.

7.

Disability. If at any time during the term of this Agreement Executive becomes permanently disabled and is, as a direct result of such permanent disability, unable to effectively function as President and Chief Executive Officer of TRB and TRCB with reasonable accommodation by Employer, as determined by the consensus opinion of Executive's personal physician and that physician who is retained by TRB and TRCB, then Employer may, upon the payment by Employer to Executive of a single lump sum payment in an amount equal to Executive's Base Compensation as of the date of such determination of disability, terminate the employment of the Executive. In such event, (i) this Agreement shall terminate ipso facto, and (ii) Executive shall not be entitled to any further payments or benefits under this Agreement, but shall be entitled to payments under any disability policy which Employer may have obtained for the benefit of its executive officers generally, and such benefits as are provided by Employer to those of its executive officers whose employment terminates by reason of permanent disability.

8.

Death Benefits. Upon the Executive’s death during the term of this Agreement, (i) Executive shall be entitled to the benefits of any life insurance policy or supplemental executive retirement plan paid for, or maintained by, Employer, and (ii) Employer shall, within sixty days of Executive's death, pay to Executive's designated beneficiary a single lump sum payment in an amount equal to Executive's Base Compensation as of the date of Executive's death.

9.

Termination without Cause or Resignation for Good Reason. Employer may terminate Executive without Cause during the term of this Agreement upon four weeks’ prior written notice to Executive, and Executive may resign for Good Reason during the term of this Agreement, but only in full accordance with the terms of the third full paragraph of this Section 9. If Employer terminates Executive’s employment during the term of this Agreement without Cause or if the Executive resigns during the term of this Agreement for Good Reason, the Employer shall, subject to Executive’s full and timely tender of performance under Section 14 of this Agreement, pay to Executive on that date which is ninety (90) days after the termination of his employment a lump sum equal to one (1) times the sum of (a) the highest base compensation (salary) paid to Executive during the year of termination or the immediately preceding calendar year and (b) the average of the annual cash bonus earned by Executive for performance during the two calendar years immediately preceding the year of termination (the “Lump Sum Payment”). In addition to the Lump Sum Payment, in the event on or after a Change in Control (as defined in Section 12) the Employer terminates Executive’s employment during the term of this Agreement without Cause or if the Executive resigns during the term of this Agreement for Good Reason, the Employer shall, subject to Executive’s full and timely tender of performance under Section 14 of this Agreement, in consideration for Executive’s agreement to perform his obligations under Section 15 of this Agreement, pay to Executive on that date which is ninety (90) days after the termination of his employment a additional lump sum equal to one (1) times the sum of (a) the highest base compensation (salary) paid to Executive during the year of termination or the immediately preceding calendar year and (b) the average of the annual cash bonus earned by Executive for performance during the two calendar years immediately preceding the year of termination (the “CIC Lump Sum Payment”).

If (i) Employer terminates Executive without Cause during the term of this Agreement; (ii) Executive resigns with Good Reason during the term of this Agreement; or (iii) Employer terminates Executive’s employment under Section 7 of this Agreement by reason of Executive’s disability during the term of this Agreement, then Employer shall, for a stated purchase price of $1.00, transfer to Executive title to that automobile which Employer has, as of the date of such termination of employment, provided for Executive's use, which title shall, at the time of such transfer, be completely free and clear of any and all liens, encumbrances, claims and lease obligations. Executive acknowledges that the transfer to Executive of title to the automobile under the preceding sentence may generate employee compensation to Executive, and agrees that Employer may withhold from the Lump Sum Payment that amount which is necessary for Employer to fully satisfy its withholding obligations under federal and state law. Executive shall pay any sales tax liability, as well as any registration, documentation or title fees, associated with the transfer of title under this paragraph of this Section 9.

Executive may not resign with Good Reason, and shall not be considered to have done so for any purpose of this Agreement, unless (i) Executive, within sixty (60) days of the initial existence of the act or failure to act by Employer which Executive believes to constitute “Good Reason” within the meaning of this Agreement, provides Employer with written notice which describes, in particular detail, the act or failure to act which Executive believes to constitute “Good Reason” and identifies the particular clause of Section 1b of this Agreement which Executive contends is applicable to such act or failure to act; (ii) Employer, within thirty (30) days of its receipt of such notice, fails or refuses to rescind such act or remedy such failure to act so as to eliminate “Good Reason” for the termination by Executive of his employment relationship with Employer, and (iii) Executive actually resigns from his employment with Employer on or before that date which is exactly six (6) calendar months after the initial existence of the act or failure to act by Employer which constitutes “Good Reason” within the meaning of this Agreement. If the requirements of the preceding sentence are not fully satisfied on a timely basis, then the resignation by Executive of his employment with Employer shall not be deemed to have been for “Good Reason”; he shall not be entitled to any of the benefits to which he would have been entitled if he had resigned his employment with Employer for “Good Reason”; and, in particular, Employer shall not be required to pay any amount which would otherwise have been due to Executive under this Section 9 of this Agreement had Executive resigned with “Good Reason”.

Employer and Executive acknowledge that any termination of Executive’s employment without Cause or resignation for Good Reason under this Section 9 of this Agreement is intended to qualify as a “Separation from Service” under Section 409A of the Internal Revenue Code and Treasury Regulation Section 1.409A-1(h). Executive and Employer agree that Executive will not, at any time subsequent to a termination without Cause or resignation for Good Reason under this Section 9 of this Agreement, as an employee or independent contractor, provide services to Employer or any affiliate of Employer at an annual rate which is more than twenty percent (20%) of the services rendered, on average, during the thirty six (36) full calendar months immediately preceding such termination without Cause or resignation for Good Reason under this Section 9 of this Agreement (or the full period for which Executive provided services to Employer (whether as an employee or as an independent contractor) if Executive has, at the time of termination without Cause or resignation for Good Reason under this Section 9 of this Agreement, been providing services for a period of less than thirty six (36) months).

Executive shall not have a duty to mitigate the damages suffered by him in connection with the termination by Employer of his employment without Cause or a resignation for Good Reason during the term of this Agreement. If Employer fails to pay Executive the Lump Sum Payment or to provide him with the benefits due under this section, Executive, after giving ten (10) days’ written notice to Employer identifying Employer’s failure, shall be entitled to recover from Employer all of his reasonable legal fees and expenses incurred in connection with his enforcement against Employer of the terms of this Agreement. Employer agrees to pay such legal fees and expenses to Executive on demand. Executive shall be denied payment of his legal fees and expenses only if a court finds that Executive sought payment of such fees without reasonable cause and in bad faith. Notwithstanding any term of this paragraph to the contrary, if at such time as payment of the Lump Sum Payment would otherwise be due under this Section 9 of this Agreement Employer and Executive are opposing parties to any litigation, then (i) Employer need not tender payment to Executive of such Lump Sum Payment, or provide Executive with any other payment or benefit which would otherwise be made to or conferred upon Executive under this Agreement, until such time as such litigation is resolved with finality, and then only in accordance with the applicable terms of the resolution of such litigation, and (ii) Executive may not recover any legal fees from Employer under this paragraph of this Section 9, and may recover only such legal fees, if any, as are to be paid by Employer under the applicable terms of the resolution of such litigation.

If, in accordance with and pursuant to this Section 9 of this Agreement, either (i) Employer terminates Executive without Cause or (ii) Executive resigns for Good Reason, in either case during the term of this Agreement (a “Benefits Continuation Event”), then Employer shall, for a period of twelve months (twenty-four months in the event of a Benefits Continuation Event after a Change in Control) from first day of the first calendar month immediately following the date of the termination of Executive's employment (the “Continuing Coverage Period”), either provide Executive with continued benefits under, or defray the cost of continued benefits which are comparable to those provided by, those medical and dental benefit plans, life insurance plans, and disability insurance plans (the “Continuing Coverage Plans”) which are sponsored by Employer and in which Executive is a participant as of the date of the termination of Executive's employment.

During the Continuing Coverage Period, Employer shall, if and only to the extent possible under the terms of such plans, continue Executive’s participation in the Continuing Coverage Plans for the Continuing Coverage Period, which continued participation shall be under all of the costs, terms and conditions that are applicable to or imposed upon employees of similar title to Executive, as such costs, terms and conditions may change from time to time during the remainder of the Continuing Coverage Period.

To the extent that the terms of any of the Continuing Coverage Plans are such that the actual participation of Executive cannot be continued after a Benefits Continuation Event, then Employer shall, for the duration of the Continuing Coverage Period, provide Executive with a periodic payment, or periodic payments, in that amount or those amounts which Employer determines in the exercise of its reasonable discretion and in good faith to be fully sufficient to defray the after-tax cost to Executive of participation in plans which provide benefits that are materially identical to those benefits provided by those Continuing Coverage Plans in which, by their terms, Executive cannot continue to participate subsequent to the termination of Executive's employment. Any such payment or payments shall be defined as Coverage Continuation Reimbursement Payments. Executive and Employer specifically agree that the reimbursement by Employer through the Continuing Coverage Period of the full monthly COBRA amount (on an after-tax basis) which would, in the absence of this Agreement, be charged to Executive for continuing coverage under the medical benefits plan sponsored by Employer, and in which Executive is a participant as of the termination of Executive's employment, shall constitute full tender of performance under this Agreement with respect to such medical benefits plan. All Coverage Continuation Reimbursement Payments shall be paid by Employer to Executive five (5) days prior to the date when the expense to be reimbursed is due and payable by Executive.

If at any time during the Continuing Coverage Period, Executive becomes employed by another employer which provides one or more of the benefits provided under the Continuing Coverage Plans, then Employer shall, immediately and from the date when such benefits are made available to the Employee by the successor employer, be relieved of its obligation to provide such benefits, or Coverage Continuation Reimbursement Payments for such benefits, to the extent such benefits are duplicative of those which are provided to Executive by Executive’s new employer. Executive shall notify Employer at such time as Executive becomes employed by any successor employer, and shall provide Employer with such information pertaining to the employee benefit plans of the successor employer as is sufficient for Employer to reach a conclusion as to whether the preceding sentence is applicable. Any failure by Executive to provide such information to Employer on a timely basis shall give rise to a claim by Employer against Executive for (i) the entire aggregate cost of those benefits provided under the Continuing Coverage Plans and those Coverage Continuation Reimbursement Payments which Employer would not have been obligated to provide or tender had the information required under the preceding sentence been provided to Employer on a timely basis, and (ii) legal fees incurred by Employer in asserting a claim against Executive under this sentence.

10.

Resignation without Good Reason. Executive shall be entitled to resign from the employment of Employer at any time during the term of this Agreement without Good Reason, but upon such resignation, Executive shall not be entitled to any additional compensation for the time after which he ceases to be employed by Employer, and shall not be entitled to any of the payments or other benefits which would otherwise be provided to Executive under this Agreement. No such resignation shall be effective unless in writing with four weeks’ notice thereof. For all purposes of this Agreement, the retirement by Executive from his employment with Employer shall be deemed to be a resignation by Executive without Good Reason.

11.	Non-Disclosure of Confidential Information.

a.

Non-Disclosure of Confidential Information. Except in the course of his employment with Employer and in pursuit of the business of TRB, TRCB or any of their subsidiaries or affiliates, Executive shall not, at any time during or following the term of this Agreement, disclose or use for any purpose any confidential information or proprietary data of TRB, TRCB or any of their respective subsidiaries or affiliates. Executive agrees that, among other things, all information concerning the identity of, and TRB’s and TRCB’s relations with, their respective customers is confidential and proprietary information.

b.

Specific Performance. Executive agrees that TRB and TRCB do not have an adequate remedy at law for the breach of this section and agrees that he shall be subject to injunctive relief and equitable remedies as a result of any breach of this section. The invalidity or unenforceability of any provision of this Agreement shall not affect the force and effect of the remaining valid portions.

c.	Survival. This section shall survive the termination of the Executive’s employment hereunder and the expiration of this Agreement.

12.

Term. This Agreement shall have, and be in effect for, a term which commences on the date of its execution and ends on the later of (i) May 31, 2019, or (ii) if a Change in Control as defined in this Section 12 occurs at any time on or before May 31, 2019, the second anniversary of the occurrence of such Change in Control. For purposes of this Section 12 of this Agreement, “Change in Control” shall mean the occurrence of any of the following events:

i. The sale or disposition by TRB of all of its stock in TRCB, or the sale or disposition by TRCB of substantially all of its assets;

ii. The acquisition of voting common capital stock of TRB in a single transaction or a series of interdependent transactions as a result of which the acquirers actually own or control common capital stock representing the right to cast at least a majority of the votes which could, without giving effect to any change in the capital structure of TRB which occurs subsequent to the consummation of such transaction or series of transactions, be cast at the next regular meeting of shareholders; or

iii. A merger, consolidation or other reorganization of either, or both of, TRB or TRCB as a result of which as least a majority of the Board of Directors of the surviving entity are not Continuing Directors. “Continuing Directors” shall be those individuals who are directors of TRB or TRCB, as the case may be, at such time as the plan of merger, consolidation or other reorganization is approved by the board of directors of TRB or TRCB.

13.

Section 280G. Notwithstanding any other provision of this Agreement to the contrary, if Employer determines in good faith that any payment or benefit received or to be received by Executive pursuant to this Agreement (which the parties agree will not include any portion of payments allocated to the non-compete provisions of Section 15 which are classified as payments of reasonable compensation for purposes of Section 280G of the Code), or otherwise (with all such payments and benefits, including, without limitation, salary and bonus payments, being defined as “Total Payments”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code by reason of being considered to be “contingent on a change in ownership or control” of Employer within the meaning of Section 280G of the Code, then such Total Payments shall be reduced in the manner reasonably determined by Employer, in its sole discretion, to the extent necessary so that the Total Payments will be less than three times Executive's “base amount” (as defined in Section 280G(b)(3) of the Code).

14.

Release in Favor of the TRB Corporate Group as a Condition Precedent. As a condition precedent to the actual payment by Employer to Executive of any amount otherwise payable under Section 9 of this Agreement, Executive must execute and deliver a full release in favor of TRB, TRCB, their respective affiliates and subsidiaries, and their respective officers and directors, which release shall (i) be in form and content which is fully compliant with all of those provisions of law to which the release pertains, and reasonably satisfactory to counsel to Employer; (ii) cover all actual or potential claims arising from Executive’s employment by Employer and the termination of such employment; and (iii) be prepared, reviewed and executed in a manner which is consistent with all requirements of law, including the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act. Such release shall not affect (a) vested rights or interests; (b) claims arising under the release agreement, itself; or (c) claims not capable of release as a matter of law, including without limitation (i) workers compensation claims and (ii) claims for unemployment benefits.

15.

Covenant Not to Compete. Executive agrees that if, and only if, (i) Executive is terminated by Employer with Cause; (ii) Executive resigns without Good Reason from his employment with Employer; or (iii) on or after a Change in Control, Executive is terminated without Cause or resigns for Good Reason and receives a CIC Lump Sum Payment; then for a period of twelve (12) months from the date when Executive’s employment with Employer ends, he shall not (a) become employed or retained by, directly or indirectly, any bank or other regulated financial services institution with an office or operating branch in any county in New Jersey within which TRCB or any other then existing subsidiary of TRB maintains an office or branch, which bank or institution (i) directly competes with TRCB or any other then existing subsidiary of TRB, and (ii) could reasonably be expected to materially adversely affect the revenues generated by TRCB or any other then existing subsidiary of TRB, or (b) solicit, entice or induce any person who, at any time during the one year period through such date was, or at any time during the period of twelve (12) months from the date when Executive’s employment with Employer ends is, either an employee of Employer in a senior managerial, operational or lending capacity, or a highly skilled employee with access to and responsibility for any confidential information, to become employed or engaged by Executive or any person, firm, company or association in which Executive has an interest; approach any such person for any such purpose; or authorize or knowingly approve the taking of such actions by any other person or entity. Executive acknowledges that the terms and conditions of this restrictive covenant are reasonable and necessary to protect TRB, its subsidiaries, and its affiliates, and that Employer’s tender of performance under this Agreement, including the payment of the CIC Lump Sum Payment, is fair, adequate and valid consideration in exchange for his promises under this Paragraph 15 of this Agreement. Executive further acknowledges that his knowledge, skills and abilities are sufficient to permit him to earn a satisfactory livelihood without violating the provisions of this Paragraph 15. Executive agrees that, should Employer reasonably conclude that Executive has failed to fully comply with all of the terms of this Section 15, Employer may apply to a court of competent jurisdiction for such equitable relief as Employer believes to be necessary and effective, and may pursue a claim against Executive for damages. Executive further agrees that Executive shall reimburse Employer for all legal fees incurred by Employer in (i) applying for and securing such equitable relief as is granted under the preceding sentence, and (ii) asserting and pursuing a claim for damages under the preceding sentence which is adjudicated wholly or partially in favor of Employer.

16.

Severance Compensation and Benefits not in Derogation of Other Benefits. Subject only to those particular terms of this Agreement to the contrary, the payment or obligation to pay any monies, or the granting of any benefits, rights or privileges to Executive as provided in this Agreement shall not be in lieu or derogation of the rights and privileges that Executive now has or will have under any plans or programs of Employer including, but not limited to, any stock option plan, equity compensation plan, qualified retirement plan, 401(k) plan, or supplemental executive retirement plan maintained by Employer.

17.

Resignation from Board of Directors. In the event Executive’s employment under this Agreement is terminated for any reason, if applicable, Executive’s service as a Director of TRB and TRCB, and any affiliate or subsidiary thereof shall immediately terminate. This Section 17 shall constitute a resignation notice for such purposes.

18.	Miscellaneous.

a.

General. This Agreement shall be the joint and several obligation of TRB and TRCB. The terms of this Agreement shall be governed by, and interpreted and construed in accordance with the provisions of, the laws of New Jersey and, to the extent applicable, Federal law. Except as specifically set forth in this Agreement, this Agreement supersedes all prior agreements and understandings with respect to the matters covered hereby, including, without limitation, the 2013 Employment Agreement. The amendment or termination of this Agreement may be made only in a writing executed by Employer and Executive, and no amendment or termination of this Agreement shall be effective unless and until made in such a writing. No waiver of any right, remedy or form of relief shall be implied from conduct or circumstance, but must instead be expressed clearly in a writing signed by the party against whom the purported waiver is sought. This Agreement shall be binding upon any successor (whether direct or indirect, by purchase, merge, consolidation, liquidation or otherwise) to the business, or all or substantially all of the assets, of TRB or TRCB (with such successor being defined as an “Acquiring Entity”). This Agreement is personal to Executive, and Executive may not assign any of his rights or duties hereunder, but those provisions of this Agreement which, by their terms, survive the death or disability of Executive shall be enforceable by the Executive’s legal representatives, executors or administrators. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. Employer shall, as part of any acquisition of Employer, the business of Employer, or all or substantially all of the assets of Employer obtain an enforceable assumption in writing by (i) the Acquiring Entity, or (ii) if the Acquiring Entity is a bank, the holding company parent of the Acquiring Entity of this Agreement and the obligations of Employer under this Agreement, and shall provide a copy of such assumption to the Executive.

b.

Section 409A. Notwithstanding anything herein to the contrary, (i) if at the time of Executive's termination of employment with Employer, Executive is a “specified employee” as defined in Section 409A of the Internal Revenue Code, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then Employer will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date which is six months following the termination of Executive's employment with Employer (or the earliest date which is permitted under Section 409A of the Code), and (ii) if any other payments of money or other benefits due to Executive under this Agreement could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner which is determined by the Board in consultation with Employer's professional advisers not to cause such an accelerated or additional tax. In the event that payments under this Agreement are deferred pursuant to this Section 17(b) in order to prevent any accelerated or additional tax under Section 409A of the Code, then such payments shall be paid at the time specified in this Section 17(b) without any interest. Employer shall consult with Executive in good faith regarding the implementation of this Section 17(b), PROVIDED, HOWEVER, that none of Employer, its directors, its employees or its advisors shall have any liability to Executive with respect to this Section 17(b).

c.

Limitations Imposed by Applicable Law. Executive acknowledges that Employer's tender of performance under this Agreement may be limited, proscribed or prohibited by the applicable provisions of current and future statutory law, regulations and administrative pronouncements (collectively, “Limiting Law”). Employee agrees and acknowledges that only if, for so long as, and to the extent that any provision of Limiting Law is applicable to limit, proscribe or prohibit any payment which would otherwise be tendered to Executive under this Agreement or any benefit which would otherwise be conferred upon Executive under this Agreement, Employer shall be under no actual or implied obligation to, and shall not, tender to Executive or confer upon Executive, in the case of a prohibition, such payment or such benefit or, in the case of a limitation or proscription, only such portion of such payment or such benefit as is limited or proscribed. This Agreement shall be without binding effect to the extent of such limitation, proscription, or prohibition. The determination as to whether, and the extent to which, any provision of Limiting Law is applicable to limit, proscribe or prohibit any payment which would otherwise be tendered to Executive under this Agreement or any benefit which would otherwise be conferred upon Executive under this Agreement shall be made by Employer in consultation with its professional advisers. Executive shall execute and deliver any document or correspondence which is deemed by counsel to Employer to be necessary or in Employer's best interests to reaffirm Executive's agreement that the provisions of Limiting Law, to the extent of their applicability, supersede the terms and enforceability of this Agreement.

IN WITNESS WHEREOF, TRB and TRCB have caused this Agreement to be signed by their respective duly authorized representatives pursuant to the authority of their Boards of Directors, and Executive has personally executed this Agreement, all as of the day and year first written above.

WITNESS:

William D. Moss, individually

ATTEST:	TWO RIVER BANCORP

By:
Robin Zager, Secretary		Frank J. Patock, Jr., Chairman

ATTEST:	TWO RIVER COMMUNITY BANK

By:
Robin Zager, Secretary		Frank J. Patock, Jr., Chairman

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